UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Name of Subject Company and Filing Person (Issuer))

Series D Cumulative Convertible Preferred Stock
(Title of Class of Securities)

963025606
(CUSIP Number of Class of Securities)

Amendment No. 7

to

SCHEDULE 13E-3

Rule 13e-3 Transaction Statement under Section 13(e)
of the Securities Exchange Act of 1934

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Name of the Issuer and Person Filing Statement)

Series D Cumulative Convertible Preferred Stock

(Title of Class of Securities)

963025606

(CUSIP Number of Class of Securities)

M. Andrew Franklin

Chief Executive Officer and President

2529 Virginia Beach Blvd.
Virginia Beach, Virginia 23452
(757) 627-9088
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Daniel P. Raglan, Esq.
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
(212) 504-6000

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☒	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO

This Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (this “Schedule TO”) relates to the now expired offer (the “Exchange Offer”) by Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), to exchange up to 2,112,103 outstanding shares of its Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”), representing 67% of the outstanding shares of Series D Preferred Stock validly tendered, not validly withdrawn and validly accepted in the Exchange Offer for the Company’s newly issued (i) 6.00% Subordinated Convertible Notes due 2028 (the “Notes”), and (ii) common stock, $0.01 par value per share (“Common Stock”).

The Exchange Offer was made upon the terms and subject to the conditions set forth in the Prospectus/Consent Solicitation dated November 22, 2022 (the “Initial Prospectus”), which is filed as exhibit (a)(1)(i) hereto, as amended by Prospectus Supplement No. 1 to the Initial Prospectus, dated December 15, 2022 (“Prospectus Supplement No. 1”), which is filed as exhibit (a)(1)(ii) hereto, Prospectus Supplement No. 2 to the Initial Prospectus, dated December 23, 2022 (“Prospectus Supplement No. 2”), which is filed as exhibit (a)(1)(iii) hereto, and Prospectus Supplement No. 3, dated January 12, 2023 (“Prospectus Supplement No. 3”, and together with the Initial Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2, the “Prospectus”). The Exchange Offer commenced on November 22, 2022 and expired at 11:59 p.m., New York City time, on  January 20, 2023.

This Schedule TO is being filed in satisfaction of the reporting requirements of Rules 13e-3 and 13e-4 promulgated under the Securities Exchange Act of 1934, as amended, and is the final amendment to this Schedule TO made to report the results of the Exchange Offer. Except as amended or supplemented hereby, all terms of this Schedule TO and the exhibits thereto remain unchanged.

Item 4. Terms of the Transaction.

Item 4(a) of this Schedule TO is hereby amended and supplemented by inserting the following paragraphs at the end thereof.

On January 23, 2023, the Company issued a press release announcing the expiration and final results of the Exchange Offer. The condition that the holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock (i) validly tender their Series D Preferred Stock into the Exchange Offer, and not validly withdraw such Series D Preferred Stock, and (ii) consent to the Proposed Amendments, has not been satisfied as of the Expiration Date and Time.

Therefore, the Series D Preferred Stock will remain outstanding with no change to its terms. No shares of Series D Preferred Stock will be exchanged by the Company for the Notes and Common Stock, and the shares of Series D Preferred Stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders. No consideration will be paid or become payable to holders who validly tendered their shares of Series D Preferred Stock in the Exchange Offer.

A copy of the press release is filed as Exhibit (a)(5)(iv) to the Schedule TO and is incorporated herein by reference.

Item 12. Exhibits.

Exhibit	Description
(a)(1)(i)	Prospectus/Consent Solicitation dated November 22, 2022 (the “Initial Prospectus”) (incorporated by reference to the Company’s filing on November 22, 2022 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).
(a)(1)(ii)

Prospectus Supplement No. 1 to the Initial Prospectus (incorporated by reference to the Company’s filing on December 15, 2022 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).

(a)(1)(iii)	Prospectus Supplement No. 2 to the Initial Prospectus (incorporated by reference to the Company’s filing on December 23, 2022 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).
(a)(1)(iv)

Prospectus Supplement No. 3 to the Initial Prospectus (incorporated by reference to the Company’s filing on January 12, 2023 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).

(a)(4)	The Prospectus (see Exhibits (a)(1)(i), (a)(1)(ii), (a)(1)(iii) and (a)(1)(iv)).
(a)(5)(i)	Amended Terms of Series D Preferred Stock (proposed amendments to the substantive terms of the Series D Preferred Stock as set forth in the Articles Supplementary filed with SDAT on September 16, 2016) (included as Annex A to the Prospectus (see Exhibit a(1)(iv)).
(a)(5)(ii)	Press Release, dated December 23, 2022 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on December 23, 2022).
(a)(5)(iii)	Press Release, dated January 5, 2023 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on January 5, 2023).
(a)(5)(iv)	Press Release, dated January 23, 2023 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on January 23, 2023).
(b)	Not applicable.
(d)(1)	Articles of Amendment and Restatement of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 5, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on August 8, 2016).
(d)(2)	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on September 16, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on September 20, 2016).
(d)(3)	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on December 1, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on December 5, 2016).
(d)(4)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit 3.1 to Form 8-K, filed on April 3, 2017).
(d)(5)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit 3.2 to Form 8-K, filed on April 3, 2017).
(d)(6)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 29, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on May 29, 2020).
(d)(7)	Certificate of Correction of Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 3, 2018 (Filed as exhibit 3.1 to Form 8-K, filed on May 4, 2018).
(d)(8)	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on July 8, 2021 (Filed as exhibit 3.1 to Form 8-K, filed on July 8, 2021).
(d)(9)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 5, 2021 (Filed as exhibit 3.1 to Form 8-K, filed on November 5, 2021).
(d)(10)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 29, 2021 (Filed as exhibit 3.1 to Form 8-K, filed on November 29, 2021).
(d)(11)	Indenture, dated as of August 13, 2021 between Wheeler Real Estate Investment Trust Inc. and Wilmington Savings Fund Society, FSB., as trustee (including form of Note). (Filed as exhibit 4.1 to Form 8-K, filed on August 16, 2021).
(d)(12)	Registration Rights Agreement, dated December 22, 2020 (Filed as exhibit 10.3 to Form 8-K, filed on December 23, 2020).
(d)(13)	Registration Rights Agreement dated March 12, 2021 (Filed as exhibit 10.3 to Form 8-K, filed on March 12, 2021).
(g)	Not applicable.
(h)

Opinion of Williams Mullen P.C. regarding certain tax matters (including consent) (incorporated by reference to Exhibit 8.1 of the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed with the SEC on January 5, 2023).

107	Filing Fee Table.*

*	Previously filed.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 23, 2023

Wheeler Real Estate Investment Trust, Inc.

By:	/s/ M. Andrew Franklin
	Name:	M. Andrew Franklin
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description
(a)(1)(i)	Prospectus/Consent Solicitation dated November 22, 2022 (the “Initial Prospectus”) (incorporated by reference to the Company’s filing on November 22, 2022 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).
(a)(1)(ii)	Prospectus Supplement No. 1 to the Initial Prospectus (incorporated by reference to the Company’s filing on December 15, 2022 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).
(a)(1)(iii)	Prospectus Supplement No. 2 to the Initial Prospectus (incorporated by reference to the Company’s filing on December 23, 2022 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).
(a)(1)(iv)	Prospectus Supplement No. 3 to the Initial Prospectus (incorporated by reference to the Company’s filing on January 12, 2023 pursuant to Rule 424(b)(3) (Reg. No. 333-268080) under the Securities Act of 1933).
(a)(4)	The Prospectus (see Exhibits (a)(1)(i), (a)(1)(ii), (a)(1)(iii) and (a)(1)(iv)).
(a)(5)(i)	Amended Terms of Series D Preferred Stock (proposed amendments to the substantive terms of the Series D Preferred Stock as set forth in the Articles Supplementary filed with SDAT on September 16, 2016) (included as Annex A to the Prospectus (see Exhibit a(1)(iv)).
(a)(5)(ii)	Press Release, dated December 23, 2022 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on December 23, 2022).
(a)(5)(iii)	Press Release, dated January 5, 2023 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on January 5, 2023).
(a)(5)(iv)	Press Release, dated January 23, 2023 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on January 23, 2023).
(b)	Not applicable.
(d)(1)	Articles of Amendment and Restatement of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 5, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on August 8, 2016).
(d)(2)	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on September 16, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on September 20, 2016).
(d)(3)	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on December 1, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on December 5, 2016).
(d)(4)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit 3.1 to Form 8-K, filed on April 3, 2017).
(d)(5)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit 3.2 to Form 8-K, filed on April 3, 2017).
(d)(6)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 29, 2016 (Filed as exhibit 3.1 to Form 8-K, filed on May 29, 2020).
(d)(7)	Certificate of Correction of Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 3, 2018 (Filed as exhibit 3.1 to Form 8-K, filed on May 4, 2018).
(d)(8)	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on July 8, 2021 (Filed as exhibit 3.1 to Form 8-K, filed on July 8, 2021).
(d)(9)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 5, 2021 (Filed as exhibit 3.1 to Form 8-K, filed on November 5, 2021).
(d)(10)	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 29, 2021 (Filed as exhibit 3.1 to Form 8-K, filed on November 29, 2021).
(d)(11)	Indenture, dated as of August 13, 2021 between Wheeler Real Estate Investment Trust Inc. and Wilmington Savings Fund Society, FSB., as trustee (including form of Note). (Filed as exhibit 4.1 to Form 8-K, filed on August 16, 2021).
(d)(12)	Registration Rights Agreement, dated December 22, 2020 (Filed as exhibit 10.3 to Form 8-K, filed on December 23, 2020).
(d)(13)	Registration Rights Agreement dated March 12, 2021 (Filed as exhibit 10.3 to Form 8-K, filed on March 12, 2021).
(g)	Not applicable.
(h)	Opinion of Williams Mullen P.C. regarding certain tax matters (including consent) (incorporated by reference to Exhibit 8.1 of the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed with the SEC on January 5, 2023).
107	Filing Fee Table.*

*	Previously filed.

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